Second Quarter 2007 Earnings Release Conference Call Notes

July 26, 2007

Ronald M. DeFeo, Chairman and CEO

Thank you for your interest in Terex Corporation today.

On the call with me this morning is Phil Widman, our Senior Vice President and Chief Financial Officer; Tom Riordan, the Company’s President and Chief Operating Officer; as well as our Group Presidents: Tim Ford for Aerial Work Platforms; Bob Isaman for Construction; and Steve Filipov for the Cranes Segment.

A replay will be available shortly after the conclusion of the call and can be accessed until Thursday, August 2, 2007 at 5:00 p.m. EDT. To access the replay, please call (800) 642-1687 and for participants internationally (706) 645-9291 and enter conference id # 6908356.

As is our normal practice I will begin with some overview comments. We are obviously pleased with our second quarter and year-to-date 2007 performance. In the quarter, net income and earnings per share from continuing operations were both up over 50% from the prior year. Our operating margins were in excess of 12% and our incremental operating margin was 24% with our return on invested capital north of 40%. These are outstanding numbers for Terex and we are obviously pleased, but we also recognize that we are in a changing environment where business shifts are probably more to our advantage than disadvantage perhaps compared with others.

First of all, we have significant operating initiatives underway to improve our still quite young company. Our supply chain initiatives are just beginning to show some positive signs that Tom will comment on a little bit later. The Terex Business System, which is fundamentally a continuous improvement and lean process culture change, is taking hold. Not a lot of financial impact at this point in time, but we think process wise we are improving our Company. We are getting at some of the root cause issues in our Construction group and making good progress. This will take some time as previously noted, but we have a lot of revenue here that has been underperforming for some time. Marketing and customer knowledge overall is improving at Terex. So is our Information Technology capabilities and Terex Financial Services Group. I’m confident we are making progress across all these areas as we mature.

What is also clearly different for us, however, is that our business mix is quite balanced. In total our North American revenue was flat in absolute dollars year-over-year. This is a function of the product lines that we are in and the diversification that we have. In the second quarter, which is our typically strong quarter and strong for the industry, approximately 40% of our revenue came from North America; total revenue was basically flat with prior year. Our European business however was up 39% and it represented about 39% of our total business. And the rest of the world business for us was up 21% and also represented about 21% of our total business. This is a meaningfully different mix than the year ago situation when you look at North America and Europe, because in the second quarter of 2006 our North American business represented about 47% of our total and Europe about 33%.

One last point and this is mostly good news. Our backlog is up 59% from last year at $3.8 billion. I say mostly because I know that some of our customers would like to have our products a little earlier. So before turning it over to Phil, I’d just like to emphasize a point about our future outlook. We continue to be focused on achieving our “12 x 12 in ‘10” long term goal. We think we are moving in the correct direction from both the revenue and a margin perspective. For anyone new to Terex, we believe we can be a $12 billion revenue company with a 12% operating margin in 2010. In the near term, we are also pleased to be able to take our outlook up to the $5.50 to $5.70 EPS range with a revenue range of $8.8 to $9.0 billion. So with that, I will turn it over to Phil who will walk you through the performance more specifically, and Tom will then cover some of the operating activities among our segments before taking your questions.

Thank you.

Phil Widman, Senior Vice President and Chief Financial Officer

Thanks Ron, and good morning.

Before I begin, let me remind you that we will discuss expectations of future events and performance of the Company on today’s call, and that such expectations are subject to uncertainties related to macroeconomic factors, interest rates, governmental actions, and other factors. A fuller description of the factors that affect future expectations is included in the press release and our other public filings. I encourage you to read them.

We had an excellent quarter, with net sales growth of 16% to more than $2.3 billion, mainly as a result of continued robust international demand for our products. Foreign exchange contributed 3.7% to the growth over the 2006 period. Our gross margin improved by 2.3 percentage points to 21.7%, largely due to the increased international demand, favorable product mix, prior pricing actions and internal initiatives.

SG&A expense increased due to continued investment in improvement initiatives (which Tom Riordan will discuss in more detail) and the expansion of our sales activities in international markets. Operating margin was 12.1% in the second quarter of 2007, an improvement of 1.8 percentage points when compared to the prior period (approximately 0.3% of which was related to foreign exchange fluctuations).

Income from continuing operations in the first quarter 2007 was $175 million or $1.66 per share compared to $113 million or $1.10 per share in the comparable 2006 period.

Given this performance, we are adjusting our full year guidance to $5.50 to $5.70 per share, including the impact of the early extinguishment of debt.

Income from operations drove Return on Invested Capital to a level of 41.5%, but we were disappointed with the level of working capital, as it increased to 20.5% from 17.5% of annualized trailing quarter net sales in the comparable 2006 period. Working capital increased largely as a result of the higher proportion of international shipments in transit and the impact of supplier constraints on parts availability in meeting our increasing demand.

Debt less Cash and Cash equivalents decreased $31 million in the quarter to $242 million. Cash Flow from operations was negatively impact by the working capital levels. Share repurchases of $19 million were made during the quarter.

The effective tax rate for continuing operations in the second quarter was 35.6%. The full year rate is still forecasted at 36%, however it will be slightly higher than that in the third quarter given the effect on deferred tax assets of recent tax rate reductions in both Germany and the United Kingdom.

Let’s move on to the individual segment performance.

First, the Aerial Work Platforms Segment continued its strong financial performance in the quarter as our activity continued the trend toward international markets, with year to date net sales outside North America of 41% and increasing by 51% over the 2006 period. Operating margin improved by 4 percentage points over the prior year quarter due to the increase in international mix as well as favorable product mix, currency, pricing and internal initiatives. We continue to invest in sales infrastructure in expanding markets.

You will note that backlog levels of $789 million are up 19% from the prior year second quarter and sequentially up 17%, again reflecting the increased international demand.

The Terex Construction Segment had a net sales increase of 17% to $503 million, as demand for compact equipment in Europe and globally for heavy trucks continued to strengthen. Foreign currency accounted for roughly a third of the growth in the period over the prior year.

Overall operating margin improved 0.8 percentage points, benefiting mainly from pricing actions and volume growth in the Compact Equipment businesses and strong improvement to profitability in the excavator business. These more than offset the pressure from currency movement in penetrating US markets.

Operating margin improved modestly to 4.7% as we continue to focus on execution of our plans to pull together distribution in core markets, improve manufacturing, product introduction, and global supply management processes, while capitalizing on the growing opportunities in key home markets.

Backlog levels more than doubled from the prior year level due to increasing demand for hydraulic excavators, compact equipment and heavy trucks, as well as certain supplier constraints limiting production output, particularly in material handlers and hydraulic excavators.

The Terex Cranes Segment continued to demonstrate substantial growth in net sales and profitability as worldwide demand continues to flourish. Net sales increased by 23%. Excluding the impact of foreign exchange, growth was roughly 19%.

Gross margin improved by 2.9 percentage points to 18.9% as the effect of prior pricing actions flowing through the backlog coupled with a higher mix of crawler cranes, more than offset cost pressures. The operating margin of 10.4%, an improvement of 2.0 percentage points, is somewhat less as we invest in sales and administrative infrastructure to address the expanding global business.

Backlog, which reached $1,414 million, has increased 75% relative to the prior year period and 10% sequentially. We continue to focus on increasing production levels through supply chain management, lean principles and additional resources to accelerate manufacturing throughput in this incredible market.

The Terex Materials Processing and Mining Segment reported a net sales increase of 27% (23% excluding currency) to $516 million, due mainly to mining truck and mobile crushing and screening products. Net sales of mining products, in particular, continue to be constrained due to supplier parts availability, which is expected to ease somewhat in the second half of the year.

Operating margin was solid at 12.2%, similar to last year, as the emphasis to expand the global support infrastructure and the product mix offset improvement initiatives.

Order backlog more than doubled from the prior year as we continue to see strong demand for mining products in particular in the Australia / Asian corridor. The overall strength of the global economy and the increasing demand for energy and raw materials continued to support expansion in this segment.

Overall the Roadbuilding, Utility Products and Other Segment reported decreased net sales and income from operations mainly due to the North American residential housing market decline impacting our cement mixer business.

You will note a reduction in loss from operations in corporate and eliminations as we have allocated an additional $12 million to the business segments over the prior year. We continue to focus on company wide initiatives in supply management, manufacturing strategy, the enterprise management system, marketing, and the Terex Business System.

So in concluding, we had a solid financial performance this quarter and with our focus on improving our manufacturing throughput and supply constraints as we look to the remainder of the year.

With that I’ll turn it over to Tom to discuss operating highlights.

Tom Riordan, President and Chief Operating Officer

Thanks, Phil, and good morning everyone.

As Ron and Phil both discussed, we had a very good quarter in almost all areas. Overall, order rates were strong; cost pressures remain moderate; our supply chain initiatives are gaining traction in improving our cost base; component deliveries still remain a slight drag on our performance that we are very diligently working across all of our businesses; and several areas of the North American market remain soft while the rest of our markets are generally strong to very strong.

So let’s get into some of the details.

Starting with the AWP business, overall our order rates continue to be very strong, with the North American market down slightly and other markets very strong. Our backlog is up an impressive 19% over the last twelve months. Total bookings were up a remarkable 46% from last year. As you can tell, margins have improved based on mix of larger boom products; increased sales to our smaller U.S. customers and shipments to Europe; and with some favorability from exchange rates. Our European sales growth continues to impress us, being up 67% year to date.

Working Capital as a percent of sales for this sector has begun to drop, and we expect that trend to continue as we ramp up a second European location in the fourth quarter, reducing finished products in transit overseas.

Moving on to the Construction sector, we made solid progress in the turnaround of this business, with earnings up approximately 50% year to date vs. 2006. Although we clearly have much to do, there are clear signs of progress. Our Atlas business has returned to profitability, with a healthy backlog of orders. We began shipping Chinese excavators to North Africa this quarter, and our Romanian distributor ordered over 450 units of equipment for next year -- both are clear signs of progress we are making in developing markets. North America is clearly a soft market for us, which makes the nearly 20% increase in revenue for this business from a year ago a very positive sign of the markets we are serving and the products we offer.

Our Cranes business continues to see very strong growth and bookings on a global basis. Revenue is up 29% year to date, with earnings almost doubling. Even at this level of earnings, we believe that during the second half of this year we will see improved margins in this business. Backlog is a record $1.41 billion, and we are aggressively working on how to solve constraints on our factories globally. In spite of reaching a new record for shipments from our Demag facilities, we still have plenty of opportunities for improvement. New products, particularly larger tonnage, continue to be very well received. One interesting indicator is that our tower crane business in France will likely double in revenue this year – a strong sign of the strength of the European market.

Our Materials Processing and Mining group continues with its trend of very strong performance, with backlog more than doubled and bookings up nearly 50% from the second quarter last year. With profitability up over 29% from a year ago, we are looking forward to a strong second half performance from this group as well. As you might expect, with the growth of this group and the Cranes business, both have been challenged with supplier constraints ranging from large castings to hydraulics, bearings, and some other categories. We continue to add Terex resources to alleviate these constraints, and I would expect the supply chain issues to be somewhat better in the second half of this year for both businesses although unlikely to disappear with the continuing growth of our businesses. Our Materials Processing business continues to do a terrific job in launching new products that are well received by the marketplace.

Our Roadbuilding and Utilities sector finished up a tough first half. These businesses are largely North American based, and revenue was down over $20 million from a year ago, consisting of a large drop in our concrete mixer truck business partially offset with other product lines, such as asphalt plants, which are up 50% from two years ago, and our Brazilian operations which have grown revenue over 40% this year. The profitability drop is basically in line with the reduced margin from the revenue decrease, along with some other non-operating expenses. We expect marginal improvement in the second half from this sector, along with a stable but still significantly reduced concrete mixer market.

Let me touch on a few of our key operating initiatives.

Our Terex Business System continues to make solid progress as we ramp up our learning and execution of lean activities. Year to date, we had 376 Kaizen events globally involving nearly 3400 team members – and we continue to accelerate. In the second quarter, we added key resources to our training and development team, and non-manufacturing Kaizen events are becoming a “way of life”. As an example, Phil Widman and an extended team of 90 from our Finance team went through a three day learning and process improvement exercise. This Terex foundational initiative is clearly an everyday occurrence of how we run our business, and we continue to learn that we have many significant areas for fundamental process and business improvement.

Approximately a month ago we announced that Tim Fiore joined us as Senior Vice President of Supply Management. Tim’s strong background from UTC and other companies will serve us well as we staff up this important area. As we begin to approach the supply base on a consolidated Terex basis, our cost savings and visibility for delivery performance and working capital changes with strategic vendor partners will significantly improve. Between our Terex Business System lean activities and supply management, we remain comfortable that these areas will add between 2-3 points of margin over the next few years.

Lastly, Phil and I are pleased with how our “One Terex” management system implementation is going. The three pilot sites are very engaged, and although there have been some minor delays; we expect three of our businesses to be up on the new ERP system early next year. This will truly be a huge integrator for our business, allowing us to communicate seamlessly between plants, customers, and suppliers once we complete the implementation.

At this point, I will turn it back over to Ron.